FOR IMMEDIATE RELEASE;
_____________________



                                            Contact: Robert N. Elkins, M.D.
                                            Chairman & CE0
                                            Marc B. Levin
                                            Executive Vice President
                                            Integrated Health Service, Inc.
                                            (410) 998-8400

                                            Anthony J. Russo, Ph.D., Ext. 202
                                            Noonan/Russo Communications, Inc.
                                            (212) 696-4455



                 INTEGRATED HEALTH SERVICES ANNOUNCES FINANCING


Owings Mills, MD, May 24, 1996 - Integrated Health Services, Inc. (NYSE: IHS) today announced that it has entered into an agreement to issue privately $150,000,000 aggregate principal amount of its 10.25% senior subordinated notes due 2006. The issuance of the notes, which is subject to certain customary closing conditions, is expected to occur on May 29, 1996. Proceeds of the offering will be used to repay outstanding indebtedness.

The notes will not be registered under the Securities Act of 1933, as amended, any may not be offered and sold in the United States absent registration of the notes under such Act or an applicable exemption from registration.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.